Exhibit 99.1

NEWS RELEASE
For Immediate Release

Deltek Systems, Inc. Agrees to Going Private Transaction

McLean, VA – February 13, 2002 — Deltek Systems, Inc. (NASDAQ:DLTK), a leading supplier of software and solutions for project-oriented businesses and professional services firms, announced today that it has accepted a going private transaction proposal from Donald deLaski, Deltek’s founder, and Kenneth deLaski, Deltek’s co-founder, Chairman and Chief Executive Officer.

A merger agreement signed today provides that shareholders, other than an entity that will hold Deltek shares now owned primarily by members of the deLaski family, will receive $7.15 per share in cash for their Deltek shares. Completion of the merger is subject to the approval of the holders of more than two-thirds of Deltek’s outstanding common stock and to other customary conditions contained in the merger agreement. If approved, it is expected the merger will be completed during the second quarter of 2002.

The going private proposal was unanimously approved by the Board of Directors upon the unanimous recommendation of a Special Committee comprised of three independent directors. In connection with the going private proposal, the Special Committee was advised by the investment banking firm of William Blair & Company, which has delivered an opinion that the merger consideration of $7.15 per share to be received by Deltek’s shareholders, other than the entity formed by the deLaskis, is fair to such shareholders from a financial point of view. Donald and Kenneth deLaski were advised in the transaction by Houlihan Lokey Howard & Zukin.

Chairman and CEO Kenneth deLaski stated that he believes “the transaction is in the best interest of the Company and all of its public shareholders. This transaction will provide a significant premium to our average stock price over recent months and the past year and provides liquidity for our larger shareholders. Regardless of whether we are a private or public corporation, Deltek will continue to be the same solid company dedicated to its customers’ needs and remaining focused on developing, selling, implementing, and supporting software for project driven businesses.”

It is expected that the deLaskis will receive financing from commercial banking sources. In addition, Mr. deLaski noted that he and Donald deLaski both will be investing personal funds to finance the transaction.

Additional Information and Where To Find It

For more detailed information about the proposed merger, interested parties should read the Agreement and Plan of Merger that will be filed as an attachment to a Form 8-K to be filed with the Securities and Exchange Commission (“SEC”). In addition, Deltek plans to file with the SEC and mail a proxy statement to its shareholders containing information about the proposed transaction in connection with an upcoming special meeting of Deltek’s shareholders that will be held to consider and vote upon the proposed transaction. Deltek also plans to file with the SEC a Rule 13e-3 statement on Schedule 13E-3 (the “Schedule 13E-3”) in connection with the proposed transaction. Investors and shareholders of Deltek are advised to read the proxy statement and the Schedule 13E-3 carefully when they become available because they will contain important information about the proposed transaction, the persons soliciting proxies related thereto, their interests in the proposed transaction and related matters. Investors and shareholders may obtain free copies of the proxy statement, the Schedule 13E-3 and other documents filed by Deltek (when available) at the SEC’s website at www.sec.gov.

Free copies of the proxy statement and the Schedule 13E-3 will also be available to investors and shareholders from Deltek by directing such requests to the attention of Babette J. Aller, Investor Relations Manager, Deltek Systems, Inc., 8280 Greensboro Drive, McLean, Virginia 22102, 800-456-2009, ext. 4444.

Information Concerning Participants

Deltek and certain other persons named below may be deemed to be participants in the solicitation of proxies from Deltek’s shareholders under the rules of the SEC. The participants in this solicitation may include (1) the current directors of Deltek: Donald deLaski, Kenneth E. deLaski, Robert E. Gregg, Darrell J. Oyer, James F. Petersen and Charles W. Stein and (2) the executive officers of Deltek who are not directors. A description of any interests that these persons have in proposals to be voted on at Deltek’s shareholder meeting will be available in the proxy statement.

About Deltek Systems, Inc.

Deltek is a leading provider of business software, solutions and consulting to more than 8,000 professional services firms and project-based companies worldwide. Deltek’s solutions encompass client relationship management and proposal automation employee time and expense; project and resource planning, budgeting and control; accounting and billing procurement and materials management; human resources management; and e-Business. Integrated services include premium-level customer support and software maintenance, implementation and practice management consulting, and classroom training. For more information, visit Deltek at www.deltek.com, or call 800/456-2009 in the U.S., or +44 (0) 20 7518 5010 in the U.K.

Cautionary Statement

Certain statements made in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements contained in this release that are not historical facts are forward-looking statements that are based on current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those currently expressed in or implied by the forward-looking statements. Deltek assumes no responsibility to update any of the forward-looking statements contained in this release. Readers should carefully review the risk factors described in other documents Deltek files from time to time with the SEC.

Deltek Investor Relations: Babette J. Aller, Investor Relations Manager, 800-456-2009, ext. 4444; baller@deltek.com